UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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ASAP Show, Inc.
(Name of Registrant as Specified In Its Charter)

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ASAP Show, Inc.
c/o American Union Securities, Inc.
100 Wall Street – 15th Floor
 New York, NY 10005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of ASAP Show, Inc. have given their written consent to a resolution adopted by the Board of Directors of ASAP Show to amend the Articles of Incorporation so as to (1) change the name of the company to “China Yili Petroleum Company” and (2)  effect a reverse split of the company’s common stock in a ratio of one-for-twenty-nine and increase the number of authorized common shares to 100,000,000.   We anticipate that this Information Statement will be mailed on September 18, 2007 to shareholders of record.  On or after October 9, 2007, the amendment of the Articles of Incorporation will be filed with the Nevada Secretary of State and it will become effective.

The Nevada Revised Statutes permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, ASAP Show will not hold a meeting of its shareholders to consider or vote upon the amendment of ASAP Show’s Articles of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

September 18, 2007	Chunshi Li
Chief Executive Officer

VOTING SECURITIES OUTSTANDING

Stockholders of record entitled to vote were determined as of the close of business on August 20, 2007.  At that date, there were issued, outstanding and entitled to vote 8,626, 480 shares of ASAP Show common stock, each of which entitled the holder thereof to one vote, and 300,000 shares of Series A Convertible Preferred Stock.  The Series A Preferred Stock can be converted into 854,022,000 common shares, and the holders of the Series A Preferred Stock have voting power equivalent to the common shares into which the Series A shares are convertible. Therefore, the total outstanding voting stock on August 20, 2007 was 862,648,480 shares.

The following table sets forth the number of shares of voting stock owned by each person who, as of the record date, owned beneficially more than 5% of any class of ASAP Show’s voting stock, as well as the ownership of such shares by each member of ASAP Show’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
Chunshi Li Tongliao Economic Development Zone Tongliao City, Inner Mongolia P.R. China	569,348,000	(2)	66.0%

Frank Yuan 9436 Jacob Lane Rosemead, CA 91731	2,901,311		0.3%

All officers and directors as a group (2 person)	572,249,311	(2)	66.3%

_________________________

(1)	Except as otherwise noted, all shares are owned of record and beneficially.

(2)
Includes Series A Preferred Shares convertible into 382,843,399 shares of common stock that Mr. Li is holding as nominee for other shareholders.  Mr. Li has voting control over those shares, but does not have dispositional control or an interest in the proceeds of the shares.

AMENDMENT OF THE ARTICLES OF INCORPORATION
TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of ASAP Show has adopted a resolution to change the name of the corporation from ASAP Show to “China Yili Petroleum Company.”  The holders of shares representing a majority of the voting power of ASAP Show’s outstanding voting stock have given their written consent to the resolution. Under Nevada corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after October 9, 2007, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the corporation’s business.  The corporation recently acquired the outstanding capital stock of Sino-American Petroleum Group, Inc., a Delaware corporation (“Sino-American Petroleum”).  In addition, the corporation plans to divest itself of the ASAP Show business within the next twelve months, which will leave it focused exclusively on the business of Sin-American Petroleum.  Sino-American Petroleum is a holding company that owns all of the registered capital of Tongliao Yili Asphalt Co. (“Yili Asphalt”), a corporation organized under the laws of The People’s Republic of China.  Yili Asphalt is engaged in the business of refining heavy oil into asphalt, fuel oil and lubricants.  All of Yili Asphalt’s business is currently in China.  Because of this new overall direction in the corporation’s business, the Board of Directors and majority shareholders have determined to change the corporation’s name.

Certificates for the corporation’s common stock that recite the name “ASAP Show, Inc.” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China Yili Petroleum Company” after the Effective Date, he may do so by surrendering his certificate to the corporation’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  ASAP Show’s Transfer Agent is:

Computershare
1745 Gardena Avenue
Glendale, CA 91204
818-502-1404

AMENDMENT OF THE ARTICLES OF INCORPORATION
TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK AND TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors of ASAP Show has adopted a resolution to effect a reverse split of ASAP Show’s common stock in the ratio of 1:29 (the "Reverse Split") and to increase the number of shares of common stock authorized by the Certificate of Incorporation from 45,000,000 to 100,000,000 (“Share Increase”).  No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of ASAP Show common stock in lieu of the fraction.

Reasons for Approving the Reverse Split and Share Increase

There are three primary reasons why the Board of Directors approved the Reverse Split and Share Increase.  The first reason is that our Articles of Incorporation currently authorize the Board of Directors to issue 45,000,000 shares of Common Stock, of which 8,626,480 shares have been issued and remain outstanding.  However, we recently issued 300,000 shares of Series A Convertible Preferred Stock, which are convertible into 854,022,000 common shares.  Therefore, the number of shares of Common Stock outstanding on a fully diluted basis would be 862,648,480 shares, and there is not an adequate number of authorized but unissued shares of Common Stock available for conversion of the Series A Shares.

In addition, the Board of Directors wishes to have authorized but unissued stock available for various purposes, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if ASAP Show is to undertake new business operations.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional shares that will be available for issuance after the Reverse Split and Share Increase, other than the issuance of common stock upon conversion of the Series A Preferred Stock.

The third reason, specific to the Reverse Split, relates to the current low market price of our common stock.  ASAP Show will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve ASAP Show’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for ASAP Show common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, ASAP Show is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to ASAP Show’s prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split and Share Increase

The table below shows the cumulative effect of the Reverse Split and Share Increase (together, the “Recapitalization”) on ASAP Show’s  common shares outstanding at August 20, 2007, as well as the effect of the Recapitalization on the number of shares that will be outstanding if all of the outstanding preferred stock is converted.   The column labeled "After Recapitalization" does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

	Prior to	After
	Recapitalization	Recapitalization
Shares of Common Stock:
Authorized	45,000,000	100,000,000
Issued and outstanding	8,626,480	297,465
Available for issuance	36,373,520	99,702,535

Issuable upon conversion of Series A Preferred	854,022,000	29,449,035
Outstanding if all Series A Preferred is converted	862,648,480	29,746,500

Available for issuance after conversion of all Series A Preferred	0	70,253,500

The Reverse Split and Share Increase will increase the number of shares available for issuance by the Board of Directors to 70,253,500.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the ASAP Show shareholders.  Nevada law requires that the Board use its reasonable business judgment to assure that ASAP Show obtains "fair value" when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in ASAP Show.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of ASAP Show common stock.

The Reverse Split and Share Increase, with the resulting increase in the number of shares available for issuance, are not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of ASAP Show.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make ASAP Show unattractive to the party seeking control of ASAP Show.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

How the Reverse Split and Share Increase Will Be Effected

The officers of ASAP Show will file an amendment to the Articles of Incorporation with the Nevada Secretary of State effecting the Reverse Split and Share Increase.  The amendment  will provide that each twenty nine shares of common stock outstanding at the close of business on the effective date of the filing will be exchanged for one post-Reverse Split share of ASAP Show common stock ("New Common Stock").  The New Common Stock will not be different from the common stock held by ASAP Show shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

Exchange of Stock Certificates and Liquidation of Fractional Shares

Upon filing of the certificate of amendment with the Nevada Secretary of State, the outstanding certificates representing shares of ASAP Show common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for ASAP Show is stated above.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

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